SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

    FOOTHILL INDEPENDENT BANCORP

(Exact name of registrant as specified in its charter)

Delaware	95-3815805
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

510 South Grand Avenue

            Glendora, California 91741

(Address, including zip code, of principal executive offices)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this Form relates:                                     (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

            Rights to Purchase Common Stock

(Title of Class)

The undersigned registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 3, 1997, by adding the information set forth below.

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective December 14, 2005, Foothill Independent Bancorp, a Delaware corporation (the “Company”) executed an Amendment to Amended and Restated Rights Agreement (the “Amended and Restated Amendment”), which amended that certain Amended and Restated Rights Agreement, dated as of July 18, 2000, by and between the Company and Registrar and Transfer Company, as Rights Agent, as amended (the “Rights Agreement”).

The Amended and Restated Amendment provides that (i) neither First Community Bancorp nor any of its Affiliates or Associates (each as defined in the Rights Agreement) shall be deemed an Acquiring Person (as defined in the Rights Agreement) as a result of the approval and execution of that certain Agreement and Plan of Merger dated December 14, 2005, by and between First Community Bancorp and the Company (the “Merger Agreement”), or the completion of the transactions contemplated thereunder, (ii) no Stock Acquisition Date, Distribution Date or Triggering Event (each as defined in the Rights Agreement) shall be deemed to have occurred solely as a result of the approval and execution of the Merger Agreement or the completion of the transactions contemplated thereunder and (iii) the Rights Agreement shall automatically terminate immediately prior to the Effective Time (as defined in the Merger Agreement). The foregoing description of the Amended and Restated Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Amendment, a copy of which was attached as Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on December 19, 2005, and is incorporated herein by this reference.

The original Rights Agreement was filed as Exhibit 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 3, 1997. The Amended and Restated Rights Agreement was filed as Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on July 20, 2000, and an Amendment to Rights Agreement was filed as Exhibit 4.2 to Form 10-K filed with the Securities and Exchange Commission on March 29, 2002 (the “Original Amendment”). A copy of the Rights Agreement, as amended, is available to stockholders of the Company free of charge by requesting them in writing to Foothill Independent Bancorp, 510 South Grand Avenue, 2d Floor, Glendora, CA 91741, Attention: Susan Hickam, Vice President – Investor Relations, or by telephone at Phone: (909) 599-9351.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the original Rights Agreement, the Amended and Restated Rights Agreement, the Amendment to Rights Agreement and the Amended and Restated Amendment, each of which is incorporated herein by this reference.

ITEM 2.	EXHIBITS

1.	Rights Agreement dated as of February 25, 1997, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes as Exhibit A thereto a form of Rights Certificate and as Exhibit B thereto the Summary of Terms of Shareholder Rights Plan. (Incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 3, 1997).

2.	Amended and Restated Rights Agreement dated July 18, 2000, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes as Exhibit A thereto a form of Rights Certificate. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on July 20, 2000).

3.	Amendment to Rights Agreement dated February 13, 2002, by and between the Company and Registrar and Transfer Company. (Incorporated by reference to Exhibit 4.2 to Form 10-K filed with the Securities and Exchange Commission on March 29, 2002).

4.	Amendment to Amended and Restated Rights Agreement dated December 14, 2005, by and between the Company and Registrar and Transfer Company. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on December 19, 2005).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FOOTHILL INDEPENDENT BANCORP

By:	/S/ CAROL ANN GRAF
Carol Ann Graf Chief Financial Officer

Date: December 20, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit

1.	Rights Agreement dated as of February 25, 1997, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes as Exhibit A thereto a form of Rights Certificate and as Exhibit B thereto the Summary of Terms of Shareholder Rights Plan. (Incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 3, 1997).

2.	Amended and Restated Rights Agreement dated July 18, 2000, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes as Exhibit A thereto a form of Rights Certificate. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on July 20, 2000).

3.	Amendment to Rights Agreement dated February 13, 2002, by and between the Company and Registrar and Transfer Company. (Incorporated by reference to Exhibit 4.2 to Form 10-K filed with the Securities and Exchange Commission on March 29, 2002).

4.	Amendment to Amended and Restated Rights Agreement dated December 14, 2005, by and between the Company and Registrar and Transfer Company. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on December 19, 2005).